UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Stapleton, Robert R.
   Western Wireless Corporation
   3650 131st Avenue SE
   Suite 400
   Bellevue, WA  98006
2. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |11/5/1|M   | |79,800.00         |A  |$1.61      |                   |D     |                           |
                           |998   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/5/1|S   | |76,700.00         |D  |$19.25     |                   |D     |                           |
                           |998   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |11/5/1|S   | |3,100.00          |D  |$20.00     |30,000.00          |D     |                           |
                           |998   |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option - Right t|$1.61   |11/5/|M   | |79,800.00  |D  |Immed|8/11/|Class A Comm|79,800.|       |0.00        |D  |            |
o Buy                 |        |1998 |    | |           |   |.    |02   |on Stock (1)|00     |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Stock Options are exercisable into shares of Class B Common Stock. The shares of Class B Common Stock are convertible on a one-for-one basis, subject to the Issuer's charter, into Class A Common Stock, which has been registered under Section 12 of the Securities Exchange Act of 1934, as amended. The optionee elected to convert the Class B Common Stock option shares into Class A Common Stock in order to effect this transaction. SIGNATURE OF REPORTING PERSON
Robert R. Stapleton
DATE
12/7/98